Exhibit 99.1

Contact:

Stephen C. Richards

The Princeton Review, Inc.

(508) 663-5053

srichards@review.com

FOR IMMEDIATE RELEASE

The Princeton Review Reports Third Quarter 2008 Operating Results

•	Income from operations before taxes of $0.9 million compared to a loss a year ago

•	Revenue increased 31.3% to $34.7 million over third quarter 2007

•	K-12 Services business to be divested

NEW YORK, NY - November 6, 2008 - The Princeton Review, Inc. (Nasdaq: REVU), a leading provider of test preparation and supplemental educational services, today reported income from continuing operations before taxes of $0.9 million for the third quarter ended September 30, 2008, as compared to a loss of $10.1 million in the same period a year ago.

K-12 Services

As part of The Princeton Review’s ongoing evaluation of its businesses, the Company decided on September 29, 2008 to divest its K-12 Services business because it is not directly aligned with its college and graduate school admissions test preparation and supplemental education opportunities. Therefore, this business unit is classified as discontinued operations in the financial statements presented. The loss from discontinued K-12 operations of $8.4 million in the third quarter of 2008 includes an impairment charge of $6.3 million to reduce the carrying value of the net assets of the K-12 business to their estimated fair value at September 30, 2008.

Three Month Results

For the three month period ended September 30, 2008, revenue increased 31.3% to $34.7 million, up from $26.5 million in the same period a year ago. The third quarter 2008 results include a restructuring charge of $0.5 million compared to a restructuring charge of $1.1 million during the same period in 2007. The results for the three months ended September 30, 2007 include a charge of $3.8 million related to the embedded derivatives matter, which was settled in 2007.

Nine Month Results

For the nine month period ended September 30, 2008, revenue increased 28.9% to $104.5 million, up from $81.1 million in the same period a year ago. The Princeton Review reported income from continuing operations before taxes of $2.9 million for the first nine months of 2008 compared to a loss of $17.3 million for the corresponding 2007 period. The 2008 results include a restructuring charge of $2.2 million, which compares to a restructuring charge of $1.1 million in 2007. The results for the first nine months of 2007 include a charge of $7.6 million relating to the embedded derivative matter.

During the nine months ended September 30, 2008, The Princeton Review generated net cash from operating activities of $10.0 million compared to $3.4 million in 2007. Net cash generated from operating activities included $9.1 million and $0.9 million in restructuring-related payments in the nine months ended September 30, 2008 and 2007, respectively. The cash balance at September 30, 2008 was $23.4 million.

“Our financial results highlight the significant progress we have made in the turnaround of The Princeton Review,” said Michael Perik, CEO and President. “We have completed the purchase of all of the US-based franchises, increased revenues in our core businesses, and reduced corporate expenses. We are pleased with the revenue and margin performances of the Test Preparation Services and Supplementary Educational Services Divisions in the third quarter, and believe our increased focus and resource deployment in support of those businesses will yield improvements in the cash generating capabilities of our core operations in 2009.”

Test Preparation Services

For the third quarter, Test Preparation Services Divisions revenue increased by $7.5 million, or 28.5%, to $34.1 million in 2008, from $26.5 million in 2007. For the nine month period, Test Preparation Services Division revenue increased by $13.0 million, or 18.0%, to $85.5 million in 2008, from $72.4 million in 2007. For the third quarter and the nine month period, the financial results include the Test Services, Inc. and the Southern California franchises acquired in March and July 2008, respectively.

Operating income in the Test Preparation Services Division was $8.4 million for the third quarter of 2008, compared to $5.3 million for the third quarter of 2007. For the nine month period, operating income in the Test Preparation Division was $17.8 million in 2008, compared to $11.7 million in 2007. The improvements are the result of improvements in gross margin and the accretive acquisitions mentioned above.

Supplementary Educational Services (SES)

For the third quarter of 2008, SES revenues increased by $0.7 million, compared to no revenues in the third quarter of 2007. For the nine month period, SES revenues increased by $10.4 million, or 120.4%, to $19.1 million in 2008 from $8.7 million in 2007.

The operating loss in the SES Division was $2.4 million for the third quarters of both 2008 and 2007. For the nine month period, operating income in the SES Division was $2.1 million in 2008, compared to $0.1 million in 2007.

Other Business Highlights

The Princeton Review, Inc. completed the acquisition of its Southern California franchises for a combination of stock and cash on July 24, 2008. A portion of the acquisition was funded by proceeds from a term loan provided by Wells Fargo Foothill, LLC.

Conference Call Details

The Princeton Review will review its third quarter 2008 financial results and provide additional business highlights on a conference call at 4:30 p.m. Eastern Standard Time today. A copy of this earnings release is available at http://ir.princetonreview.com/releases.cfm?type=earnings. To participate on the live call, investors should dial (719) 325-2187 approximately ten minutes prior to the start time. In addition, the call will be available via live webcast over the Internet. To access the live webcast of the conference call, please go to http://ir.princetonreview.com/events.cfm 15 minutes prior to the start time of the call to register. An archived webcast will be available on the Company’s website at http://ir.princetonreview.com/events.cfm. Additionally, a replay of the call can be accessed by dialing either (888) 203-1112 or (719) 457-0820, passcode 8721564, through December 5, 2008.

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About The Princeton Review, Inc.

The Princeton Review, Inc. (Nasdaq: REVU) is a pioneer in the world of education. Founded in 1981 and headquartered in New York City, the Company offers private tutoring and classroom and online test preparation to help students improve their scores in college and graduate school admissions tests. The Company’s free website, www.PrincetonReview.com, helps over half of university-bound students research, apply to, prepare for, and learn how to pay for their higher education. In addition, The Princeton Review works with school districts around the U.S. to measurably strengthen students’ academic skills by connecting ongoing assessment with professional development and instruction and by providing districts with college and career resources for both students and guidance counselors. The Company also authors more than 200 print and software titles on test preparation, college and graduate school selection and admissions, and related topics.

Safe Harbor Statement

All statements in this press release that are not historical are forward-looking statements within the meaning of Section 21E of the Securities Exchange Act of 1934. Such forward-looking statements may be identified by words such as “believe,” “intend,” “expect,” “may,” “could,” “would,” “will,” “should,” “plan,” “project,” “contemplate,” “anticipate,” or similar statements. Because these statements reflect The Princeton Review’s current views concerning future events, these forward-looking statements are subject to risks and uncertainties. The Princeton Review’s actual results could differ materially from those anticipated in these forward-looking statements as a result of many factors, including, but not limited to, demand for the company’s products and services; the company’s ability to compete effectively and adjust to rapidly changing market dynamics; the timing of revenue recognition from significant contracts with schools and school districts; market acceptance of the company’s newer products and services; continued federal and state focus on assessment and remediation in K-12 education; and the other factors described under the caption “Risk Factors” in The Princeton Review’s most recent Form 10-K filed with the Securities and Exchange Commission. The Princeton Review undertakes no obligation to update publicly any forward-looking statements contained in this press release.

- Tables to Follow -

THE PRINCETON REVIEW, INC. AND SUBSIDIARIES

Condensed Consolidated Statements of Operations

(unaudited)

(in thousands, except per share data)

	Three Months Ended September 30,		Nine Months Ended September 30,
	2008	2007	2008	2007
Revenue
Test Preparation Services	$34,050	$26,502	$85,472	$72,439
SES Services	699	(31)	19,071	8,651

Total revenue	34,749	26,471	104,543	81,090

Cost of revenue
Test Preparation Services	10,634	10,350	28,492	26,852
SES Services	544	86	8,599	3,716

Total cost of revenue	11,178	10,436	37,091	30,568

Gross profit	23,571	16,035	67,452	50,522

Operating expenses
Selling, general and administrative	21,741	21,360	62,082	58,466
Restructuring	482	1,108	2,233	1,108

Total operating expenses	22,223	22,468	64,315	59,574

Income (loss) from operations	1,348	(6,433)	3,137	(9,052)
Interest income (expense), net	(400)	157	(272)	(701)
Other expense, net	—	(3,788)	(2)	(7,551)

Income (loss) from continuing operations before income taxes	948	(10,064)	2,863	(17,304)
(Provision) benefit for income taxes	(499)	902	(1,162)	1,939

Income (loss) from continuing operations	449	(9,162)	1,701	(15,365)
Discontinued operations
Income (loss) from discontinued operations	(8,411)	(587)	(10,004)	2,617
Gain from disposal of discontinued operations	—	—	—	4,539
(Provision) benefit for income taxes from discontinued operations	11	(1,389)	40	(2,861)

Income (loss) from discontinued operations	(8,400)	(1,976)	(9,964)	4,295

Net loss	(7,951)	(11,138)	(8,263)	(11,070)
Dividends and accretion on Preferred Stock	(1,191)	(883)	(3,489)	(1,090)

Loss attributed to common stockholders	$(9,142)	$(12,021)	$(11,752)	$(12,160)

Earnings (loss) per share
Basic and diluted
Loss from continuing operations	$(0.02)	$(0. 36)	$(0.06)	$(0.59)
Income (loss) from discontinued operations	(0.25)	(0.07)	(0.31)	0.15

Net loss attributed to common stockholders	$(0.27)	$(0.43)	$(0.37)	$(0.44)

Weighted average shares used in computing income (loss) per share	33,498	28,031	31,973	27,823